Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

For Immediate Release

CONTACT:	Robert J. Halloran, Jr., President and Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Quarter Ended September 30, 2009

PUTNAM, CT, October 23, 2009 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended September 30, 2009 of $404,000 or $.06 per basic and diluted share as compared to a net loss of $4.0 million or $.64 per basic and diluted share for the quarter ended September 30, 2008.  The net loss for the September 30, 2008 quarter was primarily due to other-than-temporarily impaired pre-tax investment write-downs of $5.5 million recorded during the quarter.

Net interest and dividend income decreased $29,000 or 0.9% to $3.15 million for the quarter ended September 30, 2009 compared to $3.18 million for the quarter ended September 30, 2008.  Net interest rate spread increased twenty one basis points to 2.49% from 2.28% for the quarter ended September 30, 2009 and 2008, respectively.  Net interest margin increased seven basis points to 2.78% from 2.71% for the same periods.

The provision for loan losses decreased $32,000 or 11.7% to $242,000 for the quarter ended September 30, 2009 compared to $274,000 for the quarter ended September 30, 2008. The ratio of the allowance to gross loans outstanding was 0.80% as of September 30, 2009 and September 30, 2008.  The ratio of the allowance to nonperforming loans was 28.2% as of September 30, 2009 compared to 29.7% as of September 30, 2008.

Noninterest income totaled $785,000 for the quarter ended September 30, 2009 compared to noninterest charges of $4.7 million for the quarter ended September 30, 2008.  This was primarily due to write-downs of investments of $330,000 for the quarter ended September 30, 2009 compared to $5.5 million investment write-downs for the quarter ended September 30, 2008.  The impairment charges for the quarter ended September 30, 2009 consisted of private label CMOs.  The impairment charges for the quarter ended September 30, 2008 consisted of $3.7 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $1.8 million in Lehman Brothers corporate debt.  Net gains on sales of investments were $331,000 for the quarter ended September 30, 2009 compared to no gains or losses on investment sales for the quarter ended September 30, 2008.

Noninterest expense increased $615,000 or 24.0% to $3.2 million for the quarter ended September 30, 2009 compared to $2.6 million for the quarter ended September 30, 2008.  Salaries and benefits increased $37,000 or 2.5% to $1.50 million for the quarter ended September 30, 2009 compared to $1.47 million for the quarter ended September 30, 2008.  Occupancy expense increased $35,000 or 13.0% to $305,000 for the quarter ended September 30, 2009 compared to $270,000 for the quarter ended September 30, 2008.  This increase includes expenses related to the opening of the Bank’s new branch in Norwich, CT in September 2009.  All other noninterest expenses increased $543,000 or 65.5% to $1.4 million for the quarter ended September 30, 2009 compared to $829,000 for the quarter ended September 30, 2008.  This increase was primarily due to other real estate owned write-downs of $321,000 on a property scheduled to be sold in October and an increase in FDIC assessments of $153,000 and $131,000 in one-time prepayment penalties on $14 million of Federal Home Loan Bank advances, with a weighted average rate of 4.80%, paid off prior to maturity during the quarter ended September 30, 2009.

Income tax expense amounted to $106,000 for the quarter ended September 30, 2009 compared to a tax benefit of $315,000 for the quarter ended September 30, 2008.  The tax benefit related to the Freddie Mac write-down was not available until the quarter ending December 31, 2008.

Total assets of the Company were $477.4 million at September 30, 2009 compared to $477.3 million at June 30, 2009.  Loans decreased $426,000 during the quarter ended September 30, 2009 and represented $267.3 million or 56.0% of total assets at September 30, 2009 as compared to $267.7 million or 56.1% of total assets at June 30, 2009.  Securities available for sale decreased $24.5 million during the quarter ended September 30, 2009, and represented $140.4 million or 29.4% of total assets at September 30, 2009 as compared to $164.9 million or 34.5% of total assets at June 30, 2009.  Securities held to maturity increased $10.9 million during the quarter ended September 30, 2009 and represented $12.9 million or 2.7% of total assets at September 30, 2009 as compared to $2.0 million or 0.4% at June 30, 2009.

Total liabilities of the Company decreased to $435.5 million at September 30, 2009 from $437.5 million at June 30, 2009.  Borrowed funds decreased $10.4 million during the quarter ended September 30, 2009, and represented $114.6 million or 24.0% of total assets as of September 30, 2009 as compared to $125.0 million or 26.2% of total assets as of June 30, 2009.  This included a reduction in FHLB borrowings of $14.0 million.  Total deposits increased $3.1 million during the quarter ended September 30, 2009, and represented $311.2 million or 65.2% of total assets at September 30, 2009 as compared to $308.1 million or 64.5% of total assets at June 30, 2009.  Other liabilities as of September 30, 2009 included $6.6 million due to broker for a security purchase that will settle in October 2009.

Stockholders’ equity increased to $41.9 million at September 30, 2009 from $40.0 million at June 30, 2009, primarily due to a decrease in accumulated other comprehensive loss of $1.7 million and net income for the quarter ended September 30, 2009.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through www.putnambank.com.  Investor information is also available at this website.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of September 30,	As of June 30,
Assets	2009	2009
Cash and due from banks	$20,882	$5,509
Federal funds sold	-	550
Securities available for sale, at fair value	140,409	164,888
Securities held to maturity, at amortized cost	12,894	2,000
Federal Home Loan Bank stock, at cost	8,056	8,056
Loans (1)	267,291	267,717
Allowance for loan losses	(2,128)	(2,200)
Net Loans	265,163	265,517
Other real estate owned	1,292	1,211
Premises and equipment	5,539	5,159
Intangible assets	7,519	7,563
Other assets	15,684	16,896
Total Assets	$477,438	$477,349

Liabilities and Stockholders' Equity
Deposits	$311,184	$308,099
Borrowed funds	114,610	124,971
Mortgagors' escrow accounts	841	1,564
Due to Broker	6,630	-
Other liabilities	2,235	2,819
Total Liabilities	435,500	437,453
Total Stockholders' Equity	41,938	39,896
Total Liabilities and Stockholders' Equity	$477,438	$477,349

(1) Includes loans held-for-sale.

	Three Months Ended September 30,
Income Statements	2009	2008
Interest and dividend income	$6,013	$6,509
Interest expense	2,867	3,334
Net interest and dividend income	3,146	3,175
Provision for loan losses	242	274
Net Interest and dividend income after provision for loan losses	2,904	2,901
Noninterest income	784	818
Writedown of investments	(330)	(5,480)
Gain on sale of investments	331	0
Noninterest expense	3,179	2,564
Income (Loss) before income tax expense (benefit)	510	(4,325)
Income tax expense (benefit)	106	(315)
Net Income (Loss)	$404	$(4,010)

	At or for the Three Months
	September 30,
Financial condition data:	2009	2008
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$448,760	$465,100
Average interest-bearing liabilities	$403,061	$404,595
Average interest-earning assets to
average interest-bearing liabilities	111.34%	114.95%
Non-performing loans	$7,540	$6,715
Non-performing loans to total loans (3)	2.82%	2.68%
Allowance for loan losses	$2,128	$1,996
Allowance for loan losses to total loans (3)	0.80%	0.80%
Stockholders' equity to assets	8.78%	8.39%

Selected operating data (1):
Return (loss) on average assets	0.33%	-3.23%
Return (loss) on average equity	3.94%	-33.05%
Net interest rate spread	2.49%	2.28%
Net interest margin (2)	2.78%	2.71%
Efficiency ratio (4)	80.87%	-172.43%
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Includes loans held-for-sale.
(4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings (loss) per share:
Basic	$0.06	$(0.64)
Diluted	$0.06	$(0.64)
Book value per share	$6.42	$6.20
Market price per share:
High for the period	$5.00	$9.50
Low for the period	$2.78	$7.83
Close at end of period	$2.78	$8.00
Cash dividends declared per share	$0.04	$0.10

Weighted-average common shares outstanding:
Basic	6,295,863	6,263,728
Diluted	6,334,364	6,263,728